Exhibit 23.2

ARMANINO McKENNA LLP
Certified Public Accountants & Consultants
12667 Alcosta Blvd., Suite 500
San Ramon, CA  94583-4427
ph:925.790.2600
fx:925.790.2601
www.amllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 28, 2012 accompanying the financial statements of Redwood Mortgage Investors IX, LLC as of and for the years ended December 31, 2011 and 2010 and our report dated December 12, 2011 accompanying the consolidated balance sheet of Redwood Mortgage Corp. and Subsidiaries as of September 30, 2011, in the Registration Statement No. 333-___________ filed on Form S-11 on June 6, 2012 for Redwood Mortgage Investors IX, LLC.  We also consent to the reference to our firm under the heading "experts" in the prospectus.

/s/ ARMANINO McKENNA LLP

ARMANINO McKENNA LLP
San Ramon, California
June 6, 2012

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